Registration No.: 333-83634
Filed Pursuant to Rule 424(b)(3)

SUMMARY OF SUPPLEMENT NO. 1 TO PROXY STATEMENT/PROSPECTUS
(SEE THE SUPPLEMENT FOR ADDITIONAL INFORMATION)

Supplement No. 1 dated November 22, 2002 (supplementing the proxy statement/prospectus dated June 12, 2002):

(1)	Reports on the status of the restructuring;

(2)	Reports on the restructuring of the board of directors of Kentucky River Coal Corporation and the managers of Kentucky River Properties LLC;

(3)
Reports on a filing for reorganization under Chapter 11 of the U.S. Bankruptcy Code by Horizon Natural Resources Company (formerly known as AEI Resources Holdings, Inc.), one of the largest lessees of Kentucky River Coal Corporation; and

(4)	Provides other information about us, including information about our quarter ended September 30, 2002.

On December 1, 2002, the subscription rights for Kentucky River Properties LLC membership units will become exercisable and will remain exercisable for a 30-day period. Holders may exercise their subscription rights at any time during normal business hours on any business day during the exercise period by surrendering the subscription right certificate to Kentucky River Properties LLC, c/o Fifth Third Bank, MD #735711, 250 West Main Street, Suite 100, Lexington, Kentucky 40507, with the notice of exercise properly completed and signed, together with payment of the exercise price. The subscription rights will expire at 5:00 p.m., Eastern Time, on December 30, 2002.